As filed with the Securities and Exchange Commission on March 13, 2017.

Registration No. 333-209858

Registration No. 333-200731

Registration No. 333-197268

Registration No. 333-190790

Registration No. 333-167861

Registration No. 333-158982

Registration No. 333-153339

Registration No. 333-150190

Registration No. 333-136970

Registration No. 333-136969

Registration No. 333-136968

Registration No. 333-136967

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-209858

REGISTRATION STATEMENT NO. 333-200731

REGISTRATION STATEMENT NO. 333-197268

REGISTRATION STATEMENT NO. 333-190790

REGISTRATION STATEMENT NO. 333-167861

REGISTRATION STATEMENT NO. 333-158982

REGISTRATION STATEMENT NO. 333-153339

REGISTRATION STATEMENT NO. 333-150190

REGISTRATION STATEMENT NO. 333-136970

REGISTRATION STATEMENT NO. 333-136969

REGISTRATION STATEMENT NO. 333-136968

REGISTRATION STATEMENT NO. 333-136967

UNDER

THE SECURITIES ACT OF 1933

Yadkin Financial Corporation

(Exact name of registrant as specified in its charter)

North Carolina	20-4495993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(Address of principal executive offices) (Zip Code)

CapStone Bank 2006 Nonstatutory Stock Option Plan

FNB Financial Services Corporation Long-Term Stock Incentive Plan

LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees

NewBridge Bancorp 2015 Long-Term Stock Incentive Plan

NewBridge Bank Employees 401(k) Plan

Patriot State Bank 2007 Incentive Stock Option Plan

Patriot State Bank 2007 Nonstatutory Stock Option Plan

Premier Commercial Bank Director Stock Option Plan

Premier Commercial Bank Employee Stock Option Plan

VSB 2006 Omnibus Stock Ownership and Long Term Incentive Plan

PCCB Incentive Stock Option Plan

PCCB Non-Statutory Stock Option Plan

VSB 2003 Incentive Stock Option Plan

Piedmont Community Bank Holdings, Inc. Phantom Equity Plan

Yadkin Financial Corporation 2013 Equity Incentive Plan

Yadkin Valley Bank and Trust 401(k) Profit Sharing Plan

Options to be Granted to Certain Individuals under the

American Community Bancshares, Inc. 2002 Nonstatutory Stock Option Plan

American Community Bancshares, Inc. 2001 Incentive Stock Option Plan

American Community Bancshares, Inc. 1999 Incentive Stock Option Plan and

American Community Bancshares, Inc. 1999 Nonstatutory Stock Option Plan

Yadkin Valley Financial Corporation 2008 Omnibus Stock Ownership and Long Term Incentive Plan

Options to be Granted to Certain Individuals under the

Cardinal State Bank 2001 Incentive Stock Option Plan (as Amended and Restated May 26, 2005)

Cardinal State Bank 2001 Nonstatutory Stock Option Plan (as Amended and Restated May 26, 2005)

Yadkin Valley Financial Corporation 1998 Incentive Stock Option Plan

Yadkin Valley Financial Corporation 1998 Non Statutory Stock Option Plan

Yadkin Valley Financial Corporation 1999 Stock Option Plan

Yadkin Valley Financial Corporation 1998 Employee Incentive Stock Option Plan

(Full Title of the Plans)

Vincent J. Delie, Jr., President and Chief Executive Officer

c/o F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name and address of agent for service)

(800) 555-5455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Yadkin Financial Corporation (the “Company”):

(1)	Form S-8 filed on March 1, 2016 (File No. 333-209858), pertaining to an aggregate of 794,875 shares of the voting common stock of the Company, par value $1.00 per share (the “Common Stock”), which were issuable pursuant to outstanding awards under the equity based compensation plans listed below in the corresponding amounts listed:

Capstone Bank 2006 Nonstatutory Stock Option Plan	193,853 shares
FNB Financial Services Corporation Long-Term Stock Incentive Plan	104,681 shares
LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees	20,301 shares
NewBridge Bancorp 2015 Long-Term Stock Incentive Plan	62,500 shares
NewBridge Bank Employees 401(k) Plan	200,000 shares
Patriot State Bank 2007 Incentive Stock Option Plan	52,520 shares
Patriot State Bank 2007 Nonstatutory Stock Option Plan	66,487 shares
Premier Commercial Bank Director Stock Option Plan	74,753 shares
Premier Commercial Bank Employee Stock Option Plan	19,780 shares

(2)	Form S-8 filed on December 4, 2014 (File No. 333-200731), pertaining to an aggregate of 33,225 shares of Common Stock which were issuable pursuant to outstanding awards under the VSB 2006 Omnibus Stock Ownership and Long Term Incentive Plan, the PCCB Incentive Stock Option Plan, the PCCB Non-Statutory Stock Option Plan and the VSB 2003 Incentive Stock Option Plan;

(3)	Form S-8 filed on July 7, 2014 (File No. 333-197268), pertaining to 856,447 shares of Common Stock which were issuable pursuant to the Piedmont Community Bank Holdings, Inc. Phantom Equity Plan;

(4)	Form S-8 filed on August 23, 2013 (File No. 333-190790), pertaining to 300,000 shares of Common Stock issuable pursuant to the Yadkin Financial Corporation 2013 Equity Incentive Plan;

(5)	Form S-8 filed on June 29, 2010 (File No. 333-167861), pertaining to 233,610 shares of Common Stock and an indeterminate amount of interests to be offered or sold pursuant to the Yadkin Valley Bank and Trust 401(k) Profit Sharing Plan;

(6)	Form S-8 filed on May 5, 2009 (File No. 333-158982), pertaining to an aggregate of 149,357 shares of Common Stock, which were issuable pursuant to options under the equity based compensation plans listed below in the corresponding amounts listed:

American Community Bancshares, Inc. 2002 Nonstatutory Stock Option Plan	11,497 shares
American Community Bancshares, Inc. 2001 Incentive Stock Option Plan	64,240 shares
American Community Bancshares, Inc. 1999 Incentive Stock Option Plan	23,370 shares
American Community Bancshares, Inc. 1999 Nonstatutory Stock Option Plan	50,250 shares

(7)	Form S-8 filed on September 5, 2008 (File No. 333-153339), pertaining to 700,000 shares of Common Stock which were issuable pursuant to the Yadkin Valley Financial Corporation 2008 Omnibus Stock Ownership and Long Term Incentive Plan;

(8)	Form S-8 filed on April 11, 2008 (File No. 333-150190), pertaining to an aggregate of 140,272 shares of Common Stock which were issuable pursuant to options under the Cardinal State Bank 2001 Incentive Stock Option Plan (as Amended and Restated May 26, 2005) and the Cardinal State Bank 2001 Nonstatutory Stock Option Plan (as Amended and Restated May 26, 2005):

(9)	Form S-8 filed on August 29, 2006 (File No. 333-136970), pertaining to 108,879 shares of Common Stock which were issuable pursuant to the Yadkin Valley Financial Corporation 1998 Incentive Stock Option Plan;

(10)	Form S-8 filed on August 29, 2006 (File No. 333-136969), pertaining to 55,095 shares of Common Stock which were issuable pursuant to the Yadkin Valley Financial Corporation 1998 Non Statutory Stock Option Plan;

(11)	Form S-8 filed on August 29, 2006 (File No. 333-136968), pertaining to 191,258 shares of Common Stock which were issuable pursuant to the Yadkin Valley Financial Corporation 1999 Stock Option Plan; and

(12)	Form S-8 filed on August 29, 2006 (File No. 333-136967), pertaining to 247,300 shares of Common Stock which were issuable pursuant to the Yadkin Valley Financial Corporation 1998 Employee Incentive Stock Option Plan.

Pursuant to the Agreement and Plan of Merger between F.N.B. Corporation (“F.N.B.”) and the Company, dated as of July 20, 2016 (the “Merger Agreement”), the Company merged with and into F.N.B., effective as of March 11, 2017, with F.N.B. being the surviving corporation (the “Merger”). As a result of completion of the Merger, each outstanding share of Common Stock of the Company was converted into the right to receive 2.16 common shares of F.N.B., par value $0.01 per share (except certain shares of Common Stock held by F.N.B., the Company and their respective subsidiaries, which were cancelled without receipt of the merger consideration), with cash paid in lieu of any fractional shares of F.N.B. common stock.

Due to completion of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 13, 2017.

F.N.B. CORPORATION (as successor by merger to Yadkin Financial Corporation)

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer